Exhibit 10.1

Fourth Amendment to Credit Agreement

This Fourth Amendment to Credit Agreement is dated as of September 18, 2009 (this “Amendment”), among AMCOL International Corporation (the “Company”), the Borrowing Subsidiaries, the guarantors party hereto, the financial institutions listed on the signature pages hereof as Lenders, and Harris N.A. (“Harris”), as administrative agent (in such capacity, the “Administrative Agent”).

Preliminary Statements

A.The Company, the Borrowing Subsidiaries, the guarantors party thereto (the “Guarantors”), the financial institutions party thereto as Lenders, and the Administrative Agent have heretofore entered into that certain Credit Agreement, dated as of November 10, 2005 (as amended, the “Credit Agreement”); and

B.The Company has asked the Lenders and the Administrative Agent to amend certain covenants and make certain other modifications to the Credit Agreement and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth in this Amendment.

Now, Therefore, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Section 1.1.    Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.

Article II
Amendments

Section 2.1.    Section 5.1 of the Credit Agreement is hereby amended by inserting in proper alphabetical order the following new defined term:

“Senior Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of Total Senior Funded Debt minus, to the extent included in the calculation of Total Senior Funded Debt, contingent obligations in respect of performance letters of credit of the Company and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters then ended.

Section 2.2    The defined term “Contingent Obligations” contained in Section 5.1 of the Credit Agreement is hereby amended by deleting the last sentence thereof and inserting in its place the following:

For the purposes of all computations made under this Agreement, a guaranty in respect of any Indebtedness shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness which has been guaranteed, and a guaranty in respect of any other obligation or liability or any dividend shall be deemed to be an obligation or liability equal to the maximum aggregate amount of such obligation, liability or dividend.

Section 2.3.    Section 8.21(a) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

 (a) Senor Leverage Ratio.  As of the last day of each fiscal quarter of the Company, the Company shall not permit the Senior Leverage Ratio to be greater than 3.0 to 1.0.

Section 2.4.    Section 8.22 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 8.22.Contingent Obligations. The Company will not and will not permit any Subsidiary to become or be liable in respect of any Contingent Obligation except (i) the Guaranties hereunder, (ii) Contingent Obligations of the Guarantors with respect to the Funded Debt permitted by Section 8.7(d) hereof, (iii) Contingent Obligations of the Company or any Domestic Subsidiary with respect to the obligations of the Company or any Domestic Subsidiary, (iv) Contingent Obligations of a Foreign Subsidiary with respect to the obligations of any other Foreign Subsidiary, and (v) Contingent Obligations of the Company which are limited in amount to a stated maximum dollar exposure in the aggregate not greater than an amount equal to 5% of the total assets of the Company and its Subsidiaries as shown on the Company’s most recent financial statements delivered pursuant to Section 8.5 hereof and included in Current Debt or Consolidated Funded Debt.

Section 2.5.    Schedule I to Exhibit F of the Credit Agreement is hereby amended in its entirety and as so amended shall read as set forth as Addendum I to this Amendment.

Article III
Representations And Warranties

Section 3.1.    Credit Agreement Representations.  In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Section 6 of the Credit Agreement and additionally represents and warrants to the Administrative Agent and each Lender as set forth in this Article III.

Section 3.2.    Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Borrower and each Guarantor of this Amendment are within such Borrower’s and such Guarantor’s powers, have been duly authorized by all necessary corporate action, and do not:

(a)    contravene any Borrower’s or any Guarantor’s constituent documents;

(b)    contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting any Borrower or any Guarantor; or

(c)    result in, or require the creation or imposition of, any Lien on any of the properties of a Borrower or a Guarantor.

Section 3.3.    Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Borrower or any Guarantor of this Amendment.

Section 3.4.    Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of each Borrower and each Guarantor enforceable in accordance with its terms.

Article IV
Conditions Precedent

Section 4.1.    Effectiveness.  This Amendment shall become effective as of the opening of business on September 18, 2009 (the “Effective Time”) subject to the satisfaction of all of the following conditions precedent on or before such date:

(a)    The Borrowers, the Guarantors, the Administrative Agent, and the Required Lenders shall have executed and delivered this Amendment.

(b)    The Administrative Agent shall have received copies of resolutions of the executive committee of the boards of directors (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Amendment and the Credit Agreement as amended by this Amendment together with specimen signatures of the persons authorized to execute such documents on the Company’s behalf, all certified in each instance by its Secretary or Assistant Secretary.

(c)    The Administrative Agent shall have received copies of resolutions of each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the Credit Agreement as amended by this Amendment, together with specimen signatures of the persons authorized to execute such documents on each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(d)    The Administrative Agent shall have received for itself and the Lenders the fees as agreed to between the Administrative Agent and the Company; and

(e)    Legal matters incident to the execution and delivery of this Amendment  shall be satisfactory to the Administrative Agent and its counsel.

Article V
Miscellaneous Provisions

Section 5.1.    Ratification of and References to the Credit Agreement.  Except for the amendments expressly set forth above, the Credit Agreement and each other Loan Document is hereby ratified, approved and confirmed in each and every respect.  Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 5.2.    Headings.  The various headings of this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 5.3.    Execution in Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

Section 5.4.    No Other Amendments.  Except for the amendments expressly set forth above, the text of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and the Lenders and the Administrative Agent expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents.

Section 5.5.    Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

Section 5.6.    Governing Law.  This Amendment shall be construed in accordance with and governed by the law of the State of Illinois.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

“Borrowers”
AMCOL International Corporation
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Vice President and Chief Financial Officer

CETCO Europe Ltd.
By	/s/ Lawrence E. Washow
Name: Lawrence E. Washow
Title: Director

AMCOL Minerals Europe, Ltd. (f/k/a
Colin Stewart Minchem Limited)
By	/s/ Lawrence E. Washow
Name: Lawrence E. Washow
Title: Director

CETCO Poland SP. Z.O. O
.By	/s/ Ryan McKendrick
Name: Ryan McKendrick
Title: Chairman of Management Board

Volclay International Pty. Ltd.
By	/s/ Lawrence E. Washow
Name: Lawrence E. Washow
Title: Director

“Guarantors”
AMCOL International Corporation
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Vice President and Chief Financial Officer

Ameri-Co Logistics, Inc.
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Treasurer

American Colloid Company
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Vice President

Colloid Environmental Technologies Company
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Treasurer

AMCOL Specialties Holdings, Inc.
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Treasurer

CETCO Oilfield Services Company
By	/s/ Donald W. Pearson
Name: Donald W. Pearson
Title: Treasurer

“Lenders”
Harris N.A., in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent
By	/s/ Thad D. Rasche
Name: Thad D. Rasche
Title: Director

Wells Fargo Bank, N.A., individually as a Lender and as Syndication Agent
By	/s/ Corinne M. Potter
Name: Corinne M. Potter
Title: Vice President

Bank of America, N.A., individually as a Lender and as Documentation Agent
By	/s/ Daniel R. Petrik
Name: Daniel R. Petrik
Title: Senior Vice President

The Northern Trust Company
By	/s/ Brandon Rolek
Name: Brandon Rolek
Title: Vice President

RBS Citizens, N.A.
By	______________________
Name:
Title:

HSBC Bank USA, N.A.
By	/s/ Andrew Bicker
Name: Andrew Bicker
Title: Vice President